Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated June 16, 2017

Registration Statement No. 333-217092

Relating To Preliminary Prospectus dated June 16, 2017

Free Writing Prospectus

MYnd Analytics, Inc. Investor Presentation

This free writing prospectus relates to the proposed public offering of shares of common stock and warrants to purchase shares of common stock of MYnd Analytics, Inc. (the “Company”), all of which are being registered on a Registration Statement on Form S-1 (No. 333-217092) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated June 16, 2017 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/822370/000161577417003225/s106563_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Maxim Group LLC, Prospectus Department, 405 Lexington Ave., New York, NY, 10174; Telephone: (800) 724-0761; Email: syndicates@maximgrp.com.

PREDICTIVE MEDICINE FOR MENTAL HEALTH Investor Presentation June 2017

This presentation contains “forward - looking statements” pursuant to the safe - harbor provisions of the Private Securities Litigation Reform Act of 1995 that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources . These forward - looking statements include, without limitation, statements regarding : proposed new products or services ; our statements concerning litigation or other matters ; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance ; statements of management’s goals and objectives ; trends affecting our financial condition, results of operations or future prospects ; our financing plans or growth strategies ; and other similar expressions concerning matters that are not historical facts . Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward - looking statements . Forward - looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved . Forward - looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties described in our filings with the U . S . Securities and Exchange Commission, including our most recent reports on Forms 10 - K, 10 - Q and 8 - K, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward - looking statements . Factors that could cause these differences are described in our prospectus, and readers are urged to review those factors . Forward - looking statements speak only as of the date they are made . You should not put undue reliance on any forward - looking statements . We assume no obligation to update forward - looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward - looking information, except to the extent required by applicable securities laws . If we do update one or more forward - looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward - looking statements . Investor Presentation 2 DISCLAIMER

Issuer: MYnd Analytics, Inc. (OTCQB: MYAN) Proposed Exchange / Ticker: NASDAQ Capital Market / MYND and MYND.W Securities Offered: • $9,000,000 of common stock • 50% warrant coverage Over - allotment: 15% (100% primary shares) Common Stock Outstanding Before the Offering: 2,539,061 shares Closing Price as of 6/13/17: $6.50 Use of Proceeds: • Advancement and commercialization of PEER product • Financing pilot programs with payers and divisions within the military • Clinical trials and strategic growth initiatives • General and administrative expenses and working capital purposes Joint Book - Running Managers: Maxim Group LLC and Aegis Capital Corp. Co - Manager: R.F. Lafferty & Co. Anticipated Pricing: June 2017 Investor Presentation 3 PUBLIC OFFERING SUMMARY

• MYnd Analytics is a predictive analytics company that develops decision support tools to guide personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, and post - traumatic stress disorder (PTSD) Our Business • MYnd’s Psychiatric Electroencephalography Evaluation Registry (“PEER”) Report uses data from electroencephalogram (EEG) tests, outcomes and machine learning to identify endophenotypic markers of drug response • This Big Data approach has allowed MYnd to generate a large clinical registry and database of predictive algorithms; 10,200+ patients & 38,000+ outcomes Our Technology Platform • Mental disorders have one of the highest worldwide disease burden, are the greatest causes of disability and are one of the main reasons people miss work • $21 billion spent on mental health medications in 2015, making it the second most commonly prescribed therapeutics class Significant Market Opportunity • Federal Mental Health Parity Act (2008) • Expansion Benefits for Medicare (2008) • Affordable care Act further coverage expansion (2010) • 21 st Century Cures (2016) Coverage Continue to Expand • MYnd has shown that when physicians utilize the PEER Report, there is a decrease in suicidality in patients that have served in the military, where there is a need for intervention • Same day reports improve outcomes and reduce costs for patients Comprehensive Solution Investor Presentation 4 INVESTMENT HIGHLIGHTS

Board of Directors Investor Presentation 5 George C. Carpenter – President & CEO • Over 25 years of experience in healthcare technology and business development • MBA in Finance from the University of Chicago, BA from Dartmouth College Brian MacDonald – Chief Technology Officer • Responsible for machine learning algorithms that form the core of the PEER reports • MBA from the University of Pennsylvania, BS from the University of Alabama Don D’Ambrosio – Chief Financial Officer • Over 25 years of C - level public company experience • BA from Temple University Robin L. Smith, MD, MBA - Chairman Former CEO of Neostem (now Caladrius ) Robert J. Follman * President and CEO of R.A Industries President and CEO of Markall Inc. Geoffrey E. Harris Portfolio manager at c7 Advisors John Pappajohn Served as Director of 40+ companies in healthcare industry Thomas Tierney Chairman & CEO of Beehive.com Michal Votruba Director of the Gradus/RSJ Life Sciences Fund * Expected to rotate off of the board upon raise Management Team EXPERIENCED LEADERSHIP

• Globally, an estimated 300 million people suffer from depression and 60 million have Bipolar affective disorder (1) • Anxiety disorders are the most common mental illness in the U.S. affecting 40 million adults (2) • It is estimated that 129 million children globally have Attention - deficit/hyperactivity disorder (ADHD), representing 7.2% of the world’s child population (3) • Eating disorders affect up to 24 million people in the U.S. (6.5 million U.S. adults suffer from binge eating) and 70 million people globally (4) • $147 billion is spent in the U.S. treating mental health, while $2.5 trillion are spent globally, with nearly 2/3 in indirect costs. The global cost is expected to increase to $6 trillion by 2030 (5)(6) MENTAL HEALTH - INCIDENCE & COST (1) World Health Organization: http://www.who.int/mediacentre/factsheets/fs396/en/ (2) Anxiety and Depression Association of America: https:// www.adaa.org/about - adaa/press - room/facts - statistics (3) CHADD: The National Resource on ADHD: http://www.chadd.org/Understanding - ADHD/About - ADHD/Data - and - Statistics/General - Prevalence.aspx (4) The Renfrew Center Foundation for Eating Disorders, "Eating Disorders 101 Guide: A Summary of Issues, Statistics and Resources," published September 2002, revised October 2003: https:// www.ndsu.edu/fileadmin/counseling/Eating_Disorder_Statistics.pdf (5) Eating Disorder HOPE: https:// www.eatingdisorderhope.com/information/statistics - studies (6) National Institute of Mental Health: https:// www.nimh.nih.gov/about/directors/thomas - insel/blog/2015/mental - health - awareness - month - by - the - numbers.shtml Investor Presentation 6

• Mental disorders, including substance abuse, have the highest estimated annual health spending in the U.S. • In 2013, healthcare spending on mental disorders reached $201 Billion (1) MENTAL HEALTH & SUBSTANCE USE DISORDERS (MHSUD) U.S. SPENDING Investor Presentation 7 Source: “Mental Disorders Top The List Of The Most Costly Conditions In The United States: $201 Billion,” Charles Roehrig, Health Affairs, May 2016.

Source: Melek S., Norris D., Paulus J.: Economic Impact of Integrated Medical - Behavioral Healthcare: Implications for Psychiatry. Prepared for APA; 2014, pp.1 - 39. Investor Presentation 8 Population % with Behavioral Health (BH) Diagnosis Per - member per - month (PMPM) cost without BH Diagnosis PMPM with BH Diagnosis Increase in Total PMPM with BH Diagnosis Commercial 15% $340 $941 276% Medicare 9% $582 $1429 245% Medicaid 20% $381 $1301 341% All Insurers 14% $397 $1085 273% IMPACT OF MHSUD ON COMMON HIGH COST MEDICAL CONDITIONS IN 2012

Dispensed Prescriptions (in millions) 2011 20 1 2 2013 2014 2015 US Market 4,0 1 4 4,1 5 5 4, 2 36 4 , 32 5 4,3 6 8 Antihypertensives 649 691 701 705 706 Mental Health 495 511 523 537 547 Pain 4 7 2 484 481 483 470 Source: IMS Health, National Prescription Audit, Dec. 2015. MENTAL HEALTH MEDICATIONS ARE SECOND MOST PRESCRIBED THERAPEUTIC CLASS $21.2 billion Annual U.S. drug spending for mental health in 2015 17 million Americans have failed two or more therapeutics for mental illness and are considered resistant to treatment… $8,500 …and their excess healthcare costs are $8,500 higher per year Investor Presentation 9

TRIAL AND ERROR PHARMACOTHERAPY Investor Presentation 10 “Current medications are not sufficient for most patients... We still do not know who will respond to a specific treatment. Even for the fraction of patients who ultimately respond, clinicians often must resort to trial and error before finding a regimen that works, subjecting patients to potentially life - threatening delays, ineffective treatment, or adverse side effects." Thomas R. Insel, MD 2009 - 2010

MENTAL HEALTH MARKET: SIGNIFICANT UNMET NEED Of all people living with mental disorders • 12% are treated by a psychiatrist • 20% are treated by a mental health physician • 40 % are treated by a healthcare professional • 60% get no formal treatment Investor Presentation 11

PROPRIETARY OUTCOMES REGISTRY Investor Presentation 12 MYnd Clinical Registry 10,200+ Unique Patients 38,000+ Total Outcomes • Strong intellectual property protection with 22 issued patents and 1 patent pending • Technical know - how and proprietary algorithm developed and owned by MYnd • First mover advantage in big data analytics using EEG inputs to generate PEER Report • The PEER online technology uses machine learning to improve accuracy as more outcomes are added

“ EEG recording and analysis is currently experiencing a renaissance in interest and in both range and depth of applications, particularly in the search for endo - phenotypes and biomarkers for etiologic factors, individual diagnosis, risk for disorder, and treatment response.” Use of EEG Biomarkers in Child Psychiatry Research by S. Loo, A. Lenartowicz,S. Makeig June 23, 2015 “Predicting non - responders with an easy, relatively inexpensive, predictive, objective office procedure that builds upon clinical judgment to guide antidepressant choice." Charles DeBattista, MD Stanford University School of Medicine Investor Presentation 13 GROWING EVIDENCE

“Technology CAN make a difference for mental health care. Digital phenotyping, like what PEER does with EEG, or with wearables or smartphone technology, can capture precise, continuous, objective measures of behavior… that’s a game changer for Psychiatry, and actually for the whole field of mental health." Thomas R. Insel, MD, Former Director, Mental Health, Verily Life Sciences in April 2016 Investor Presentation 14 CAN TECHNOLOGY REDUCE TRIAL AND ERROR?

Category Clinical Practice Application Examples Functional imaging Identifies brain regions associated with cognitive impairments, hyper/hypoactivation; no regulatory clearance for MH Amen Clinics Pharmacogenomic (PGx) testing CLIA Lab Developed Tests show activity of enzymes which impact drug metabolism (CYP450) and genetic anomalies; Assurex Health, Genomind, Pathway Genomics EEG Informatics that use output from existing tests combined with large patient registries to predict treatment outcomes MYND Analytics Investor Presentation 15 CURRENT TECHNOLOGIES USED TO GUIDE TREATMENT

Patient and Doctor agree PEER is needed (can be a Psychiatrist or Primary Care Physician) An EEG test measures the patient’s unique brain patterns. The test is non - invasive , inexpensive, widely available and has a reimbursement code Patient’s EEG is compared to PEER database, which improves with each patient through machine learning PEER Report is delivered to physician as a tool to select the most appropriate treatment for a particular patient based on their brain wave pattern 1 2 3 4 THE PROCESS Investor Presentation 16

• Patients had a median of 5 visits compared to 2 visits for patients whose physicians used PEER as compared to those that did not follow PEER 144% 75% 75% 139% Depression Suicidality Global Improvement P T S P e r c e n t (1) VA/DOD Clinical Practice Guideline for Management of Major Depressive Disorder 5 2 Peer Followed Standard of Care Improvement Over Standard of Care (1) Median Treatment Visits Over 6 Month Trial INTERIM FINDINGS FROM THE 4 TH CLINICAL TRIAL WALTER REED PEER TRIAL P T S D Investor Presentation 17 • 144% more improvement in QIDS - SR16 depression scores • 75% greater improvement in CHRT - 7S scores for suicidal ideation • 139% greater improvement in PCL scores for PTSD Patients whose physicians followed PEER had more statistically significant improvement than physicians who followed standard of care treatment based on VA/DOD Treatment Guidelines. Neuropsychiatric Disease and Treatment, August 2016.

COMMERCIALIZATION STRATEGY Managed Care Payers and health systems seeking to improve clinical outcomes and lower health care costs VA/Military Where suicide rates are high and need for innovative and effective mental health care is high Provider Direct Multi - practitioner provider groups seeking to provide value - based care and cutting edge objective measurement tools that are reimbursed Patient Direct Refer patients from social media to MYND providers Global International – single payer countries Billing CPT Codes: 95816, 95957, 99090 Investor Presentation 18

MILESTONES OVER NEXT 12 MONTHS Investor Presentation 19 1 Establish paid pilot program(s) with managed care companies and health systems seeking to improve clinical outcomes and lower health care costs 2 Show pharmacoeconomic benefits when providers use the PEER report on - line tool 3 Penetrate VA and Military where suicide rates are high and need for innovative, improved access and effective mental health care is high 4 Grow patient direct sales through digital media buys continuing to scale and roll out PEER products in the United States 5 Enhance services through strategic transactions such as, genomics, telepsychiatry and drug discovery 6 Continue to enroll patients in Canadian military trial providing value - based care and cutting edge objective measurement tools in single payer system 7 Up - list and increase liquidity

ADDITIONAL SERVICE LINES Problem Looming crisis in access to care • Psychiatrist shortage • Waiting lists are high • 70% of mental health is treated by PCPs • Waste due to low attendance and adherence to treatment (avg = 2 visits) Impact: • Over half of patients never seek treatment • Treatments themselves are marked by low efficacy, low adherence Solution ✓ Telepsychiatry: MYND has a strategic investment to deploying multistate network for large insurers where access is diminished ✓ Advancement: MYND improves care by providing physicians with objective data Investor Presentation 20

MYND is in one of the hottest areas of AI/digital health care DIGITAL HEALTH CARE: INVESTMENTS Investor Presentation 21

Common shares 2,528,0 6 1 61 . 0 % Options 348 , 09 5 8 . 4 % Warrant s (2) 1,270,9 2 6 30 . 6 % Fully - diluted shares outstanding 4 , 147 , 0 8 2 100 . 0 % Investor Presentation 22 (U.S. dollars) As of March 31, 2017 Cash and cash equivalents $1 , 754 , 40 0 Total assets 2,430, 1 0 0 Total liabilities 1,903, 3 0 0 Shareholders’ equity 526 , 80 0 Total Debt 0 Number Outstanding (1) % Outstanding FINANCIAL SUMMARY AND CAPITALIZATION (1) Capitalization as of March 31, 2017 (2) Gives effect to a proposed warrant dividend the board intends to declare to shareholders of record prior to the effective dat e of the offering, subject to adjustments, including rounding up for certain holders.

Source: RockHealth, 2016 https://rockhealth.com/reports/digital - health - exits - 2016 - ytd - 112 - digital - health - acquisitions - and - two - ipos/. Investor Presentation 23 Target Acquired By Acquisition Amount Change Healthcare McKesson $3.0B Truven Analytics IBM $2.6B eResearchTechnology Nordic Capital* $1.8B Netsmart Technologies Allscripts $950M Brightree Resmed $800M Imprivata Thoma Bravo* $544M Assurex Myriad Genetics $410M Cardon Outreach MedData $400M Sequenom Laboratory Corp $371M Valence Health Evolent Health $219M In 2016 t he 10 largest acquisitions brought in over $11B for shareholders DIGITAL HEALTH CARE

• CLINICAL NEED: Mental disorders are one of the greatest causes of disability and one of the main reasons why people miss work • MARKET OPPORTUNITY : $21 billion are spent annually on mental health medications making them the second most commonly prescribed therapeutic class behind anti - hypertensives even though their efficacy is low • PRODUCT : MYND Analytics provides a same day report to help physicians improve clinical outcomes and reduce costs for patients with mental health needs using non - invasive measure and has been shown to reduce suicidality • REIMBURSEMENT : Coverage for mental health continues to expand and CPT codes exist for reimbursement • PROTECTION : MYND Analytics has a robust clinical registry with a large database of predictive algorithms of drug response in mental health which has taken years to build and has 22 issued patents and 1 pending • INFRASTRUCTURE LIGHT: Partnerships allow rapid scaling without significant infrastructure investment with historical low cash burn under $350k/month • EXPANSION: Can expand offerings to clients such as genomics and telepsychiatry using existing platform Investor Presentation 24 KEY INVESTMENT THESIS

Robin L. Smith, MD, MBA, Chairman of the Board tel: 917 - 691 - 7409 email: robin@robinlsmith.com George C. Carpenter IV , President and Chief Executive Officer tel: 949 - 697 - 2161 email: gcarpenter@myndanalytics.com Don D’Ambrosio Chief Financial Officer tel: 949 - 420 - 4402 email: ddambrosio@myndanalytics.com CONTACT Investor Presentation 25